UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 16, 2014

HUDSON CITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26001	22-3640393
(State or other jurisdiction of in Company)	(Commission File Number)	(IRS Employer Identification No.)

WEST 80 CENTURY ROAD

PARAMUS, NEW JERSEY 07652

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (201) 967-1900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 16, 2014, the Board of Directors of Hudson City Bancorp, Inc. (the “Company”) approved an amendment to the Company’s Bylaws. Article IV, Section 3 of the Company’s Bylaws provide that no member of the Board of Directors who has reached the age of 75 shall be eligible for re-election and no person shall be eligible for initial election as a director who is seventy years of age or more. The amendment retains the age limitation for election and re-election, but allows the Board of Directors to waive the age limitation for a specified period of time and for a specified valid reason.

The Bylaw amendment, became effective on September 18, 2014, following receipt of approval from M&T Bank Corporation (“M&T”), whose approval is required under the terms of the Agreement and Plan of Merger between the Company and M&T, dated August 27, 2012.

Following the approval of the Bylaw amendment, in order to provide for continuity and stability of the Board of Directors in light of the extended time period that has been needed to complete the merger with M&T, the Board of Directors, upon recommendation by the Nominating & Governance Committee, approved a waiver of the age limitation for William G. Bardel and Donald O. Quest, M.D., who will reach the age of 75 prior to the Company’s 2014 Annual Meeting of Shareholders. The waivers shall remain in effect for a period of two years following the respective dates upon which each attains the age of 75. In the event the merger with M&T is further delayed, failure to have granted these waivers would have resulted in a reduction in the Board of Directors to seven members, which the Board has deemed too small for the successful management of the Company.

The foregoing description of the Bylaw amendment, is qualified in its entirety by reference to the full text of the Bylaw amendment, a copy of which is filed herewith as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

3.1	Amendment to the Amended and Restated Bylaws of Hudson City Bancorp, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON CITY BANCORP, INC.

By:	/s/ Anthony J. Fabiano
Anthony J. Fabiano
President and Chief Operating Officer

Dated: September 22, 2014

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